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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported):
                   Oct. 25, 2005, Nov. 23, 2005, Nov. 25, 2005


                  Smart SMS Corp. (formerly American IDC Corp.)
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             (Exact name of registrant as specified in its charter)


             Florida                000-31541              65-0941058
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  (State or other jurisdiction     (Commission           (IRS Employer
        of incorporation)          File Number)        Identification No.)


              11301 Olympic Blvd., Suite 680, Los Angeles, CA 90064
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               (Address of principal executive offices) (Zip Code)


        Registrant's telephone number, including area code 310-445-2599


                               American IDC Corp.
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         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 3.02. UNREGISTERED SALES OF EQUITY SECURITIES.

     On November 25, 2005, Smart SMS Corp. (formerly American IDC Corp.), a Florida corporation (the "Corporation") sold 39,590,900 additional shares of its $.001 par value common stock with a Rule 144 legend. The securities were (i) sold for cash under written Subscription Agreements between the Corporation and 15 investors and (ii) issued in exchange for services rendered and to be rendered to the Corporation by certain consultants under written agreements between the Corporation and 10 consultants. The Corporation received $172,900 in cash proceeds and services that the Corporation valued at $242,571.

     The shares sold for cash were issued with a Rule 144 based upon the exemption from registration found in Section 4(2) of the Securities Act. Each purchaser for cash executed a written subscription agreement, had an opportunity to ask questions and receive answers from management and was informed about the limitations on resale under Rule 144. There was no general solicitation or general advertising. No underwriter was used and no commissions or finder's fees were paid.

     The shares issued in exchange for services were issued with a Rule 144 based upon the exemption from registration found in Section 4(2) of the Securities Act and/or Rule 701 of the Securities Act Rules. There was no general solicitation or general advertising. No underwriter was used and no commissions or finder's fees were paid.

     On November 29, 2005, the Corporation agreed to issue 320,000 shares of its Series A Convertible Preferred Stock (the "Series A Preferred") for services rendered and expenses advanced on behalf of the Corporation by its Chief Executive Officer, Gordon F. Lee (300,000 shares of Series A Preferred) and outside legal counsel, Weed & Co. LLP (20,000 shares of Series A Preferred). The Corporation was indebted to Mr. Lee and Weed & Co. LLP, $300,000 and $20,000, respectively, as of November 29, 2005 for services rendered and expenses advanced on behalf of the Corporation. Each share of Series A Preferred converts into 100 shares of the Corporation's common stock at the election of the holder. Accordingly, the 320,000 shares of Series A Preferred are convertible into 32,000,000 shares of common stock and carry the equivalent voting power.

ITEM 3.03 MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS.

     On November 23, 2005, the Corporation's board of directors passed a resolution to create the Corporation's Series A Convertible Preferred Stock (the "Series A Preferred"). The Articles of Incorporation, as amended, provide that the Corporation shall "have the authority to issue One Billion Twenty Five Million (1,025,000,000) shares of capital stock, of which Twenty Five Million (25,000,000) shall be shares of Preferred Stock with a par value of $0.001 per share ("Preferred Stock"), and One Billion (1,000,000,000) shall be shares of Common Stock with a par value of $0.001 per share ("Common Stock"). The board of directors, by resolution only and without further action or approval, may cause the corporation to issue such Preferred Stock in one or more series and to establish the designation, voting powers, other powers, preferences and rights of each series of Preferred Stock." Attached to this Report on Form 8-K as
Exhibit 4.1 is a true and correct copy of the Rights, Powers, Designations and Preferences of the Series A Convertible Preferred Stock of Smart SMS Corp.

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     In general, the Series A Preferred consists of 10,000,000 authorized shares, ranks senior to the common stock and all other series of Preferred Stock, has a liquidation preference of $2.00 per share, votes with the common stock, but on a 100:1 basis, and participate in common stock dividends when, as, and if declared by the board of directors, at the rate of $.20 per share. Moreover, each share of Series A Preferred converts, at the option of the holder, into 100 shares of common stock, contains adjustment provisions, protective provisions, and is redeemable by the Corporation at $2.00 per share, plus 10% interest from the issue date. The complete text of the Series A Preferred is set forth in Exhibit 4.1.

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS: CHANGE IN FISCAL YEAR.

     On October 25, 2005, the stockholders of the corporation with a majority of the voting power of the corporation took action by majority written consent without a meeting under Florida law to cause the name of the corporation to be changed from American IDC Corp. to Smart SMS Corp. Attached to this Report on Form 8-K as Exhibit 3(i).1 is a true and correct copy of the Articles of Amendment to Articles of Incorporation of American IDC Corp. that changed the name of the corporation to Smart SMS Corp. and increased the number of authorized shares of common stock from Two Hundred Fifty Million to One Billion.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

3(i).1 Articles of Amendment to Articles of Incorporation (Name change to Smart SMS Corp.)

4.1 Rights, Powers, Designations and Preferences of the Series A Convertible Preferred Stock of Smart SMS Corp.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            Smart SMS Corp.

Date: November 30, 2005                     /s/ Gordon F. Lee
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                                            Gordon F. Lee, CEO